UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT
	    PURSUANT TO SECTION 13 OR 15(D) OF THE
		SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  September 25, 2001


                       DTI HOLDINGS, INC.
     (Exact name of Registrant as specified in its charter)


	MISSOURI		43-1828147	       333-50049
(State of Incorporation)  (Commission File Number)  (I.R.S. Employer
						   Identification No.)


                  8112 MARYLAND AVE., 4th FLOOR
                    ST. LOUIS, MISSOURI 63105
            (Address of principal executive offices)


                         (314) 253-6600
       Registrant's telephone number, including area code

ITEM 5.   OTHER EVENTS

      DTI Holdings, Inc. (the "Company") has previously disclosed that KLT Telecom Inc. ("KLTT"), which owns more than 80% of the Company's common stock, has made the following loans:

          (1) KLTT made a demand loan (the "Demand Loan") to the Company of $94 million at an annual interest rate of 10% that is secured, to the extent permitted by law or agreement, by a pledge of all of the outstanding stock of Digital Teleport, Inc. (the "Subsidiary") and Digital Teleport of Virginia, Inc., which loan was made in order to complete the Company's February 1, 2001 purchase of 50.4 percent of the Company's Senior Discount Notes pursuant to a tender offer.

           (2) Pursuant to a Credit Agreement, dated as of February 21, 2001, between the Subsidiary and KLTT, as amended, KLTT loaned the Subsidiary a total of $39 million, through June 30, 2001, at 9.5% interest that is secured, to the extent permitted by law or agreement, by all of the Subsidiary's assets.

           (3) On July 26, 2001, KLTT made an additional loan to the Subsidiary of $5.5 million that is secured, to the extent permitted by law or agreement, by all of the Subsidiary's equipment.

      KLTT has provided an additional loan facility to the Subsidiary on September 25, 2001, of up to $5 million (the "September Loan") that is secured, to the extent permitted by law or agreement, by all of the Subsidiary's personal property. Future advances under the September Loan are subject to the Subsidiary satisfying specified conditions relating to, among other things, the Subsidiary's revenue, EBITDA and capital expenditures. No assurance can be given that the Subsidiary will be able to satisfy the conditions to future advances under the September Loan.

      The Company likely is dependent upon KLTT's continued funding of the Subsidiary to enable the Subsidiary to operate and execute its refocused business plan. The Subsidiary continues to evaluate means to enhance its business by focusing primarily on connectivity in secondary and tertiary markets in a five-state region and by utilizing the significant metropolitan fiber assets that it has in its current regional network to provide metro access services, including high bandwidth services over an Ethernet based network targeted at enterprise customers (i.e., Gigabit Ethernet services). The Company also continues to actively explore its strategic alternatives, which alternatives include a merger, sale of assets, pre-packaged bankruptcy and all other types of recapitalization.

                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                         DTI HOLDINGS, INC.

                         By: /s/ Gary W. Douglass
                         Gary W. Douglass
                         Senior Vice President-Finance
                         Administration and Chief
                         Financial Officer


Date:  October 10, 2001.